EXHIBIT 4.6

CREDIT AGREEMENT

by and among

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders, and

UNIFI, INC. and Certain of its Domestic Subsidiaries,

as Borrowers

Dated as of May 24, 2012

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory and Equipment Locations
Schedule F-1	Historical Fixed Charge Amounts
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Subsidiaries
Schedule 4.1(c)	Subscriptions, Options, Etc.
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.20	Excluded Subsidiaries
Schedule 4.24	Location of Equipment and Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of May 24, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and UNIFI, INC., a New York corporation (“Parent”), and its Domestic Subsidiaries that are signatories hereto or that hereafter become parties hereto, as co-borrowers (collectively, “Borrowers”).

WHEREAS, the Parent and Borrowers have entered into certain Credit Agreement, dated as of May 24, 2012 (such agreement as in effect on the date hereof (without giving effect to any subsequent amendment, supplement or modification thereof, the “Initial First Lien Loan Agreement”) by and among the Borrowers, the lenders parties thereto from time to time (collectively, the “First Lien Lenders”), and Wells Fargo Bank, N.A., as the administrative agent (in such capacity, the “First Lien Agent”) pursuant to which the First Lien Lenders provided a revolving credit, term loan and letter of credit facility.

WHEREAS, the Borrowers have requested that, the Lenders lend to the Borrowers $30,000,000 in the form of term B loans, to enable the Borrowers, together with the proceeds of the term loans under the First Lien Loan Agreement, to refinance substantially all indebtedness of the Borrower and its Subsidiaries, pay transaction fees and expenses in connection with the transactions contemplated herein, and provide ongoing working capital for, and for other general corporate purposes of, the Borrowers and its Subsidiaries.

WHEREAS, the Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby represent, warrant, covenant and agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1, unless otherwise defined herein.

1.2           Accounting Terms; Rounding.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Parent notifies Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Loan Parties” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties on a consolidated basis (without inclusion of Subsidiaries of Parent that are not Loan Parties), unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties including, without limitation, cash, securities accounts and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (e) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.  Any reference herein to “subject to the Intercreditor Agreement” or “subject to the terms of the Intercreditor Agreement” or words of like import, is not, and shall not be construed to be, for the benefit of the Borrowers or any other Loan Party, and such provision shall be permitted to be amended, modified or waived in accordance with the Intercreditor Agreement without the consent of the Borrowers or any other Loan Party.

1.5           Time References; Timing of Payment or Performance.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Atlanta, Georgia on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.  Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately preceding Business Day.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on February 29 in any year that is not a leap year, such payment or performance shall be due on March 1.

1.6           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.           LOANS AND TERMS OF PAYMENT.

2.1           Term Loan.  Subject to the terms and conditions of this Agreement, on the Closing Date each Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrowers in a principal amount equal to such Lender’s Pro Rata Share of the Term Loan Amount; provided, however, such Term Loan shall be funded on the Closing Date by each Lender in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount less an original issue discount in an amount equal to such Lender’s Pro Rata Share of $300,000 (it being understood and agreed that the full principal amount of the Term Loan Amount will be deemed outstanding on the Closing Date and the Borrower shall be obligated to repay 100% of the principal amount of the Term Loan Amount as provided hereunder).  All unpaid principal (and all accrued and unpaid interest) on the Term Loan shall be repaid on the earlier of (a) the Maturity Date, and (b) the date of the acceleration of the Term Loan in accordance with Section 9.1.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.2           [Reserved].

2.3           Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrowers.

(i)           Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 12:00 p.m. on the date specified herein.  Any payment received by Agent later than 12:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the then applicable interest rate hereunder for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)           So long as no Application Event has occurred and is continuing, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee or expense relates.  Subject to Section 2.3(b)(iv), Section 2.3(d)(ii), and Section 2.3(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)           At any time that an Application Event has occurred and is continuing, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)           first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)           second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)           third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)           fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E)           fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full,

(F)           sixth, ratably to pay the principal of all Term Loans until paid in full,

(G)           seventh, to pay any other Obligations, and

(H)           last, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)           Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)           For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)           In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)           Termination of Term Loan Commitments.  The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d)           Optional Prepayment of Term Loan.  Borrowers may, upon at least 5 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part, each such partial prepayment to be in an amount of no less than $500,000 (or any integral multiple thereof).  Each prepayment made pursuant to this Section 2.3(d) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and the applicable Call Premium, if any, and a certificate pursuant to Section 4.5 of the Intercreditor Agreement.  Each such prepayment shall be applied to the outstanding principal amount of the Term Loan until paid in full.

(e)           Mandatory Prepayments.

(i)           Dispositions of Parkdale JV Interests Collateral.  Within 1 Business Day of the date of receipt by any Loan Party of Net Cash Proceeds of any voluntary or involuntary sale or disposition by Unifi Manufacturing of any Parkdale JV Interests Collateral, unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of such Net Cash Proceeds received by any Loan Party in connection with such sales or dispositions.  Nothing contained in this Section 2.2(e)(i) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(ii)           Parkdale JV Distributions.  Within 1 Business Day of the date of receipt by any Loan Party of Net Cash Proceeds of any distribution from the Parkdale JV (other than any Parkdale JV Tax Distribution) during any calendar year, unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to (a) 100% of the first $3,000,000 of Net Cash Proceeds received from such distributions during such calendar year, and (b) 50% of the portion of Net Cash Proceeds in excess of $3,000,000 received from such distributions during such calendar year.

(iii)           Dispositions.  Subject to the Intercreditor Agreement, within 1 Business Day of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party of assets (including casualty losses or condemnations, but excluding (y) sales or dispositions which qualify as Permitted Dispositions under clauses (b), (c), (d), (e), (i), (j), (k), (l), (m) or (n) of the definition of Permitted Dispositions, and (z) sales or dispositions which qualify as Permitted Dispositions under clauses (a) or (p) of the definition of Permitted Dispositions (except to the extent the aggregate Net Cash Proceeds received from any sales or dispositions thereunder during any fiscal year exceed $500,000, in which case such excess Net Cash Proceeds shall be subject to prepayment hereunder) other than the Parkdale JV Interests Collateral), unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions and not used to permanently prepay loans under the First Loan Credit Agreement; provided, that, in the case of Excess Casualty/Condemnation Proceeds from any casualty loss or condemnation, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such Excess Casualty/Condemnation Proceeds to the costs of replacement or repair of the properties or assets that are the subject of such loss or condemnation, (C) the monies are held in a Deposit Account in which Agent has a perfected security interest, and (D) the applicable Loan Party completes such replacement or repair within 365 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such loss or condemnation shall have the option to apply such Excess Casualty/Condemnation Proceeds to the costs of replacement or repair of the assets that are the subject of such loss or disposition unless and to the extent that such applicable period shall have expired without such replacement or repair being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be applied in accordance with Section 2.3(f).  Nothing contained in this Section 2.3(e)(iii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iv)           Extraordinary Receipts.  Subject to the Intercreditor Agreement, within 1 Business Day of the date of receipt by any Loan Party of any Extraordinary Receipts in excess of $500,000, unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of such Extraordinary Receipts received and not used to permanently prepay loans under the First Lien Loan Agreement, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(v)           Indebtedness.  Subject to the Intercreditor Agreement and unless otherwise requested by the Required Lenders, within 1 Business Day of the date of receipt of cash proceeds from any incurrence by any Loan Party of any Indebtedness (other than Permitted Indebtedness), unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of the Net Cash Proceeds received by such Loan Party in connection with such incurrence and not used to permanently prepay loans under the First Lien Loan Agreement.  The provisions of this Section 2.3(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement

(vi)           Equity.  Subject to the Intercreditor Agreement and unless otherwise requested by the Required Lenders, within 1 Business Day of the date of receipt of cash proceeds from any issuance by any Loan Party of any Equity Interests (other than (A) in the event that any Loan Party forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to a Loan Party, (B) the issuance of Equity Interests of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (C) the issuance of Equity Interests of Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, and (D) the issuance of Equity Interests by a Loan Party to its parent or member in connection with the contribution by such parent or member to such Loan Party of the proceeds of an issuance described in clauses (A) through (C) above), unless otherwise requested by the Required Lenders, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.3(f) in an amount equal to 100% of the Net Cash Proceeds received by such Loan Party in connection with such issuance and not used to prepay loans under the First Lien Loan Agreement.  The provisions of this Section 2.3(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(f)           Application of Mandatory Payments.  Subject to the Intercreditor Agreement, each prepayment made pursuant to Section 2.3(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loans until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

(g)           Prepayment Premium.  Notwithstanding anything herein to the contrary, each prepayment made pursuant to Section 2.3(d), Section 2.3(e)(i), Section 2.3(e)(ii), Section 2.3(e)(iii), Section 2.3(e)(iv) or Section 2.3(e)(v) shall be accompanied by the payment of a premium, in addition to the principal being prepaid (the “Call Premium”) as follows: (a) from the Closing Date, payable to the Agent for the ratable account of the Lenders, through the first anniversary of the Closing Date, 3% of the principal amount paid or prepaid, (b) from the day immediately subsequent to the first anniversary of the Closing Date through the second anniversary of the Closing Date, 2% of the principal amount paid or prepaid, (c) from the day immediately subsequent to the second anniversary of the Closing Date through the third anniversary of the Closing Date, 1% of the principal amount paid or prepaid, and (d) at any time thereafter, zero.

2.4           Promise to Pay.  Borrowers agree to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.5(d) shall be deemed to constitute a demand for payment thereof for the purposes of this clause (b)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.4 shall survive payment or satisfaction in full of all other Obligations.

2.5           Interest Rates

(a)           Interest Rates.  Except as provided in Section 2.5(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan Margin.  For the avoidance of doubt, the LIBOR Rate shall be first calculated on the Closing Date, and shall be recalculated on the first day of each subsequent month, per the definition of “LIBOR Rate” set forth on Schedule 1.1.

(b)           [Reserved].

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.

(d)           Payment.  All (i) interest payable hereunder and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month (commencing July 1, 2012); provided, however, if such day is not a Business Day, then such payment shall be due and payable on the next succeeding Business Day, and (ii) costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) as and when due and payable, all interest accrued and unpaid on the Term Loan hereunder, (B) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (C) as and when incurred or accrued, all fees provided for in Section 2.9, (D) as and when incurred or accrued, all other Lender Group Expenses, and (E) as and when due and payable, all other payment obligations payable under any Loan Document.  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document charged to the Loan Account shall constitute Obligations hereunder, and shall initially accrue interest at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan Margin.

(e)           Computation.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.

(f)           Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.6           Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 12:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 12:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.7           Designated Account.  Agent is authorized to make the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.  Parent agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loan.

2.8           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Parent (the “Loan Account”) on which Borrowers will be charged with the Term Loan and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall make available to Parent monthly statements regarding the Loan Account, including the principal amount of the Term Loan, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 45 days after Agent first makes such a statement available to Parent, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.9           Agent Fees.  Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.10         [Reserved].

2.11         [Reserved].

2.12         Special Provisions Applicable to LIBOR Rate.

(a)           The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) or any Regulatory Change occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Parent and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Parent a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made.

(b)           In the event that any change in market conditions or any law, regulation, treaty, or directive, any change therein or in the interpretation or application thereof, or any Regulatory Change, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Parent, and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so..

2.13           Capital Requirements.

(a)           If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies (including any Regulatory Change), or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Parent and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Parent of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender requests additional or increased costs referred to in Section 2.12(a) or amounts under Section 2.13(a) or sends a notice under Section 2.12(b) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(a) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(a) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(a) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(a) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)           Notwithstanding anything herein or in any other Loan Document to the contrary, the issuance, promulgation, adoption, enactment or taking effect, in each case, after the date of this Agreement of any laws, rules, regulations, treaties, guidelines, requests, directives or directions under, pursuant to, in connection with or by (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or (ii) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, in each case, shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 regardless of the date issued, promulgated, adopted, enacted or effected (or the date of effectiveness thereof), and the protection of Sections 2.12 and 2.13 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein or in any other Loan Document, no Lender or Issuing Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of a majority of its other credit agreements, if any.

2.14           Joint and Several Liability of Borrowers; Borrower Representative.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)           The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence and all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)           Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)           Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default described in Section 8.4 or 8.5, or any other Event of Default and the election by Agent or the Required Lenders to exercise any rights or remedies under Section 9.1, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b).

(j)           Each Borrower hereby irrevocably appoints and designates Parent as its agent and for all purposes under the Loan Documents.  Parent accepts such appointment and designation and agrees to act in such capacity.  Without limiting the foregoing, each Borrower authorizes and directs Parent, on behalf of Borrowers, or any of them, to deliver and receive notices and other communications, prepare and deliver financial and Collateral reporting, request Loans, and receive and disburse proceeds of Loans, pay Obligations, execute and deliver any documents, instruments, and certificates contemplated by the Loan Documents, and carry on all other dealings with Lender under the Loan Documents, in each case, on behalf of Borrowers.

(k)           Any action, notice, certification, agreement, direction, consent or other action which would otherwise be effective if given or taken by Borrowers, or any of them, shall be valid and effective if given or taken by Parent, whether or not any other Borrower joins therein.  Agent and Lenders, in their discretion, may direct or deliver to Parent, on behalf of Borrowers, any notice or communication to or with Borrowers, or any of them, and any such notice or communication shall be deemed valid and received by Borrowers upon receipt by Parent.  Agent and Lenders shall be entitled to rely upon Parent in connection with its authority under this Section 2.14 and shall have no duty or obligation to make further inquiry with respect to such authority.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Extension of Credit.  The obligation of each Lender to make the extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2           [Reserved].

3.3           Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4           Effect of Maturity.  On the Closing Date, immediately after giving effect to the extension of credit, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated.  On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1           Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c)           Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Domestic Subsidiaries’ Equity Interests or first tier Foreign Subsidiaries Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2           Due Authorization; No Conflict.

(a)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)           As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Domestic Subsidiaries, the Governing Documents of any Loan Party or its Domestic Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Domestic Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Domestic Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3           Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4           Binding Obligations; Perfected Liens.

(a)           Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           Agent’s Liens are validly created and perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of the Mortgages, in each case, in the appropriate filing offices) and first priority (with respect to the Parkdale JV Interests Collateral) or second priority Liens, as the case may be, subject only to Permitted Liens and (except with respect to the Parkdale JV Interests Collateral) second in priority only to the Permitted First Lien Agent Liens.

4.5           Title to Assets; No Encumbrances.  Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6           Litigation.  There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Domestic Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

4.7           Compliance with Laws.  No Loan Party nor any of its Domestic Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8           No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 25, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9           Solvency.

(a)           Each Loan Party is Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10           Employee Benefits.  No Loan Party, none of their Domestic Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11           Environmental Condition.  Except as set forth on Schedule 4.11, (a) to any Borrower’s knowledge, no Loan Party’s properties or assets has ever been used by a Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to any Borrower’s knowledge, no Loan Party’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12           Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.13           Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14           Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15           Payment of Taxes.  Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Domestic Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Domestic Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Domestic Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Domestic Subsidiaries that is not being actively contested by such Loan Party or such Domestic Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16           Margin Stock.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to any Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17           Governmental Regulation.  No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18           OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19           Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party that could reasonably be expected to have a Material Adverse Effect.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or its applicable Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20           Excluded Subsidiaries. Except as described on Schedule 4.20, no Excluded Subsidiary has any material liabilities, owns any assets, or engages in any operations or business.  Except for the Excluded Subsidiaries, each Domestic Subsidiary of Parent is a Loan Party as either a Borrower or Guarantor.

4.21           Leases.  Each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them.

4.22           [Reserved].

4.23           [Reserved].

4.24           Location of Equipment and Inventory.  Except as set forth on Schedule 4.24, the Equipment and Inventory of the Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14).

4.25           Inventory Records.  Each Loan Party keeps correct and accurate records, in all material respects, itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.26           First Lien Loan Documents.  As of the Closing Date, (a) Borrowers have delivered to Agent true and correct copies of any First Lien Loan Documents, each of which is in full force and effect, and (b) Borrowers have received the proceeds of the First Lien Loan Indebtedness.  The execution, delivery and performance of the First Lien Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect.

4.27           Indenture and Redemption Documents.  Borrowers have delivered to Agent a complete and correct copy of (a) the Indenture, including all schedules and exhibits thereto, and (b) all notices, instructions, opinions and other items delivered by Borrowers to the Indenture Trustee (and noteholders, as applicable) under the Indenture in connection with the redemption in full on the Closing Date of the notes evidencing the Existing Notes Facility.  As of the Closing Date, the redemption in full of the notes evidencing the Existing Notes Facility has been consummated in accordance with all applicable laws and terms of the Indenture.

5.             AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations:

5.1           Financial Statements, Reports, Certificates.  Borrowers (a) will deliver each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, such deliveries to be made to the parties and in the manner specified therein, (b) agree that no Loan Party will have a fiscal year different from that of Parent, and (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP.

5.2           Reporting.  Borrowers will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3           Existence.  Except as otherwise permitted under Section 6.3 or 6.4, each Loan Party will at all times preserve and keep in full force and effect such Loan Party’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is required to be qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4           Maintenance of Properties.  Each Loan Party will maintain and preserve all of their assets that are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5           Taxes.  Each Loan Party will pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against them, or any of their assets or in respect of any of their income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6           Insurance.  Each Loan Party will, at Borrowers’ expense, (a) maintain insurance respecting such Loan Party’s assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located (including, in the case of Real Property Collateral, flood insurance to the extent applicable).  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that insurance placed with an insurance company or companies with an AM Best Rating of A-VIII or better is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Closing Date are acceptable to Agent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If the Loan Parties fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon any Borrower becoming aware of any loss exceeding $1,000,000 covered by the Loan Parties’ casualty or business interruption insurance, Borrowers shall give Agent prompt notice thereof.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7           Inspection.  The Loan Parties will permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of their properties and inspect any of their assets or books and records, to examine and make copies of their books and records, and to discuss their affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Parent shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Parent and during regular business hours, provided that Agent and the Lenders shall first seek to obtain any reports on inspections from the First Lien Agent and/or may accompany the First Lien Agent on such inspections.

5.8           Compliance with Laws.  The Loan Parties will comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9           Environmental.  The Loan Parties will:

(a)           Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)           Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)           Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)           Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10           Disclosure Updates.  Borrowers will, promptly and in no event later than 5 Business Days after any Borrower obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11           Formation of Subsidiaries.  Borrowers will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause any such Subsidiary that is a new Domestic Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Domestic Subsidiary with a fair market value greater than $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a second-priority Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in each new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Foreign Subsidiary of any Loan Party (and none of the Equity Interests of any Subsidiary of any Foreign Subsidiary of any Loan Party) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12           Further Assurances.  Borrowers will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in the Parkdale JV Interests Collateral and all of the other assets of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), including any new Subsidiaries acquired pursuant to an Acquisition as and to the extent required under Section 5.11, to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Foreign Subsidiary of Parent.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Domestic Subsidiaries (other than Excluded Subsidiaries), including all of the outstanding capital Equity Interests of Parent’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries).

5.13           Lender Meetings.  Parent will, within 20 days after the filing deadline for Parent’s Form 10-K with the SEC, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14           Location of Equipment, Inventory and Chief Executive Office.  The Loan Parties will keep their Equipment and Inventory only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement; provided, that Borrowers may amend Schedule 4.24 or Schedule 7 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Equipment or Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

5.15          Collection Accounts.

(a)           As promptly as practicable, and in any event within 90 days (or such later date as permitted by Agent in its sole discretion) following the Closing Date (the “Transition Period”), the Loan Parties shall (i) direct all Account Debtors to make all future payments with respect to Accounts to one or more collection accounts established for such purpose with Wells Fargo in accordance with the terms of Section 5.15 of the Agreement and Section 7(k) of the First Lien Guaranty and Security Agreement (each, a “Wells Fargo Collection Account”), (ii) enter into a Control Agreement for the benefit of First Lien Agent and Agent with respect to the Well Fargo Collection Account, (iii) deposit or cause to be deposited promptly into a Wells Fargo Collection Account, and in any event no later than the second Business Day after the date of receipt thereof, all of their collections from Account Debtors which are received directly by any Loan Party or in any bank account other than a Wells Fargo Collection Account and (iv) close all of the Loan Parties’ bank accounts (other than accounts with respect to which no Control Agreement is required pursuant to Section 7(c) of the Guaranty and Security Agreement) maintained with any financial institution other than Wells Fargo or its Affiliates, including, without limitation, all collection accounts maintained with any financial institution other than Wells Fargo or its Affiliates.

(b)           As promptly as practicable, and in any event within 30 days (or such later date as permitted by Agent in its sole discretion) following the Closing Date, Unifi Manufacturing shall (i) establish with a financial institution reasonably acceptable to Agent (the “Parkdale Proceeds Deposit Account”), (ii) cause to be delivered to Agent a Control Agreement for the benefit of Agent with respect to the Parkdale Proceeds Deposit Account, (iii) request Parkdale JV to make all future distributions with respect to the Parkdale JV Interest Collateral to the Parkdale Proceeds Deposit Account and (iv) shall deposit or cause to be deposited promptly into the Parkdale Proceeds Deposit Account all proceeds received any Loan Party in respect of the Parkdale JV Interests Collateral.

5.16           Hedging of Interest Rate Risks.  So long as outstanding principal balance of Funded Indebtedness (that bears interest at a floating rate) of the Loan Parties exceeds $75,000,000, the Loan Parties will maintain Hedge Agreements in place in order to hedge their interest rate exposure on at least $50,000,000 in principal amount of such Funded Indebtedness.

5.17           Post Closing Deliverables.  As promptly as practicable, and in any event within 60 days (or such later date as permitted by Agent in its sole discretion) following the Closing Date, Agent shall have received, with respect to each parcel of Real Property Collateral (other than Closing Date Real Property Collateral), (i) a Mortgage and (ii) a Mortgage Policy.

6.           NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations:

6.1           Indebtedness.  No Loan Party will create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2           Liens.  No Loan Party will create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to (a) the Parkdale JV Interests Collateral or any income or profits therefrom, except for the Permitted First Lien Agent Liens or (b) any of its assets, of any kind, whether now owned or hereafter acquired (other than the Parkdale JV Interests Collateral), or any income or profits therefrom, except for Permitted Liens.

6.3           Restrictions on Fundamental Changes.  No Loan Party will:

(a)           other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or consolidation between Borrowers (provided that Parent must be the surviving entity of any such merger to which it is a party), (ii) any merger or consolidation between a Borrower and a Guarantor (provided that a Borrower must be the surviving entity of any such merger to which it is a party), and (iii) any merger or consolidation between Guarantors,

(b)           liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of a Borrower (other than Parent) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to another Borrower that is not liquidating or dissolving, and (ii) the liquidation or dissolution of a Guarantor so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Guarantor are transferred to another Loan Party that is not liquidating or dissolving, or

(c)           suspend or cease operating a substantial portion of its or their business, except (i) as permitted pursuant to clauses (a) or (b) above, (ii) in connection with a transaction permitted under Section 6.4, or (iii) following the giving of at least 60 days prior notice to Agent of the contemplated suspension or cessation.

6.4           Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, no Loan Party will convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its assets.

6.5           Nature of Business.  The Loan Parties will not make any change in the nature of their business as conducted on the Closing Date or acquire any properties or assets that are not reasonably related or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent the Loan Parties from engaging in (a) any business that is incidental or reasonably related or ancillary to their business, or which is a reasonable extension thereof, including the design, development, production, distribution and sale of yarns, polyester chips, fibers, textiles, fabrics and other related goods, (b) the Biomass Business, and (c) any other business to the extent that such business constitutes an immaterial portion of the business of the Loan Parties otherwise permitted herein.  For the avoidance of doubt, “an immaterial portion” means less than five percent (5%) of the total assets of the Loan Parties.

6.6           Prepayments and Amendments.  No Loan Party will:

(a)           except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of such Loan Party, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Permitted First Lien Prepayments, or

(ii)           make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)           directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)           any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) the First Lien Loan Indebtedness to the extent such amendment, modification or change is expressly permitted pursuant to the Intercreditor Agreement, or

(ii)           the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7           Restricted Payments.  No Loan Party will make any Restricted Payment; provided, that:

(a)           so long as it is permitted by law and no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent during any fiscal year does not exceed $500,000 in the aggregate,

(b)           so long as it is permitted by law and no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent, and

(c)           Parent may make any other Restricted Payments so long as (i) each such Restricted Payment is permitted by law and no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Restricted Payment would be permitted as a “Restricted Payment” under the terms of the Initial First Lien Loan Agreement, and (iii) on or prior to the date of each such Restricted Payment, Borrowers shall have delivered to Agent an officer’s certificate from an Authorized Person as to the satisfaction of all conditions set forth above.

6.8           Accounting Methods.  Parent will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9           Investments.  No Loan Party will make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10         Transactions with Affiliates.  No Loan Party will, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party except for:

(a)           transactions (other than the payment of management, consulting, monitoring, or advisory fees) between the Loan Parties, on the one hand, and any Affiliate of the Loan Parties, on the other hand, so long as such transactions are no less favorable, taken as a whole, to the Loan Parties than would be obtained in an arm’s length transaction with a non-Affiliate or, in the absence of an established market, consistent with the Loan Parties’ past practice,

(b)           so long as it has been approved by the applicable Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of the applicable Loan Party,

(c)           so long as it has been approved by the applicable Loan Party’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of the Loan Parties in the ordinary course of business and consistent with industry practice, and

(d)           transactions permitted by Section 6.3 or 6.7, or any Permitted Intercompany Advance.

6.11           Use of Proceeds.  Borrowers will not, and will not permit any of their Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and the Existing Notes Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the First Lien Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the Loans made to any Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12           Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Parent or in connection with Permitted Investments, Parent will not, and will not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13           Inventory with Bailees.  Except as set forth on Schedule 4.24, no Loan Party will store its Inventory at any time with a bailee, warehouseman, or similar party.

6.14           Excluded Subsidiaries.  Borrowers will not permit any Excluded Subsidiary to incur any material liabilities (other than tax, licensing and similar liabilities incurred by any Excluded Subsidiary in the ordinary course of business), own or acquire any assets (other than assets described on Schedule 4.20), or engage itself in any operations or business (except as described on Schedule 4.20).

6.15           Restrictions on Subsidiary Distributions.  Borrowers will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Parent to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any Subsidiary, or pay any Indebtedness owed to Parent or any Subsidiary, (b) make loans or advances to Parent or any of its Subsidiaries, or (c) transfer any of its properties or assets to a Borrower, except for such encumbrances or restrictions existing under or by reason of Applicable Laws or this Agreement.

7.           FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations, the Loan Parties shall have a Fixed Charge Coverage Ratio, measured as of the last day of each fiscal month for the 12 fiscal month period then ended, of at least 1.05 to 1.0; provided, however, the Loan Parties shall not be required to comply with this Section 7 (or any comparable provision) unless the Borrowers are required to comply with Section 7 under the Initial First Lien Loan Agreement.

8.           EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Loans;

8.2           Covenants.  If any Loan Party:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.6, 5.7 (solely if a Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13, 5.14, 5.15 or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 5.3, 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Parent by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Parent by Agent;

8.3           Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount in excess of $5,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4           Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party;

8.5           Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;

8.6           Default Under Other Agreements.  If there is a default under the First Lien Loan Agreement, or any other agreement to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder;

8.7           Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8           Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9           Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.10           Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document; or

8.11           Change of Control.  A Change of Control shall occur, whether directly or indirectly.

9.           RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Parent), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (including any premium amounts due pursuant to Section 2.3(g)), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers; and

(b)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of are expressly waived by each Borrower.

9.2           Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.           WAIVERS; INDEMNIFICATION.

10.1           Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2           The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3           Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than one outside counsel to the Lenders, in addition to the Agent’s counsel) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes among Indemnified Persons relating to any act or omission of a Loan Party, and in addition to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct or material breach in bad faith of any obligation of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.           NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	UNIFI, INC.
7201 West Friendly Avenue
Greensboro, NC 27410
Attn: Ronald L. Smith
Fax No. 336-294-4751

with copies to:	UNIFI, INC.
7201 West Friendly Avenue
Greensboro, NC 27410
Attn: Charles McCoy, Esq.
Fax No.: 336-856-4364

If to Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION
50 South Sixth Street, Suite 1290 Minneapolis, MN 55402
Attn: Joshua James
Fax No.: 612-217-5651

with copies to:	ROPES & GRAY LLP
1211 Avenue of the Americas New York, NY 10036
Attn: Mark R. Somerstein
Fax No.: 646-728-1663

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM").  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)           NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT OR ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)           IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)           WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)           THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)           UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)           THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)           THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)           THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.           ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1           Assignments and Participations.

(a)           (i)  Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”) without the prior written consent of any Loan Party or the Agent.

(i)           Assignments shall be subject to the following additional conditions:

(A)           no assignment may be made to a natural person,

(B)           no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)           the amount of the rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000);

(D)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)           the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Parent and Agent by such Lender and the Assignee;

(F)           unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(G)           the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)           From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)           In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i)           In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)           Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2         Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.           AMENDMENTS; WAIVERS.

14.1          Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)           increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii)          postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)         reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.4(c)(which waiver shall be effective with the written consent of the Required Lenders)),

(iv)         amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)          amend, modify, or eliminate Section 3.1,

(vi)         amend, modify, or eliminate Section 15.11,

(vii)        other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)       amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)          contractually subordinate any of Agent’s Liens (except with respect to the First Lien Loan Documents pursuant to the Intercreditor Agreement),

(x)           other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)          amend, modify, or eliminate any of the provisions of Section 2.3 (b)(i) or (ii) or Section 2.3(e), (f) or (g) or

(xii)         amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties.

(b)           No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)            the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Parent (and shall not require the written consent of any of the Lenders),

(ii)           any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(c)           Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of any Loan Party.

14.2         Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more substitute Lenders reasonably acceptable to Agent to purchase the Obligations owed to such Non-Consenting Lender or Tax Lender hereunder (a “Replacement Lender”), and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever (other than premium amounts under Section 2.3(g)), but including, without, limitation, all interest, fees and other amounts that may be due in payable in respect thereof.  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.

14.3           No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.           AGENT; THE LENDER GROUP.

15.1           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Wilmington Trust, National Association as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2           Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3           Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for (i) the satisfaction of any condition set forth on Schedule 3.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (ii) or the failure of any Loan Party or Lender to perform its obligations hereunder or under any other Loan Document (iii) any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, execution, effectiveness, genuineness, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request, direction or consent of the Required Lenders and such request, direction or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  For the avoidance of doubt, Agent may upon the direction of the Required Lenders take any action that may be required or contemplated by the Intercreditor Agreement.

15.5           Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6           Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable portion thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any other Lender in failing to make any required extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8           Agent in Individual Capacity.  Wilmington Trust, National Association and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wilmington Trust, National Association were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, the Agent or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9           Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers).  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10         Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to and generally engage in any kind of business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11         Collateral Matters.(a)           The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) other than any Lien with respect to the Parkdale JV Interests Collateral, to the extent Agent is required to release such Lien in accordance with the terms of the Intercreditor Agreement, or (v) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Borrowers at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure the value or sufficiency of any Collateral or that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained, preserved, continued or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12       Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13       Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14       Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15       Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16       [Reserved].

15.17       Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.           WITHHOLDING TAXES.

16.1           Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1.  If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.  Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2           Exemptions.

(a)           If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)           if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)           if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)          if such Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)          if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)           a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)           Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)           If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3         Reductions.

(a)           If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4         Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17.           GENERAL PROVISIONS.

17.1           Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3           Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5           [Reserved].

17.6           Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7           Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile, .pdf, email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8           Revival and Reinstatement of Obligations; Certain Waivers.  If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of each Borrower and Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9           Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that any material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) furnished to Agent and any Lender hereunder shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with reasonable prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with reasonable prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Parent or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials.

(c)           The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10           Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid.

17.11           Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the names and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12           Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13           Intercreditor Agreement.  Each Lender, by becoming a party to this Agreement, acknowledges that it shall be bound by all of the terms and provisions of the Intercreditor Agreement applicable to it, including, without limitation, Section 4.2 thereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	UNIFI, INC., a New York corporation

	By:	/s/ RONALD L. SMITH
Ronald L. Smith, Vice President

UNIFI MANUFACTURING, INC., a North Carolina corporation

	By:	/s/ RONALD L. SMITH
Ronald L. Smith, Vice President

AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent

	By:	/s/ RENEE KUHL
	Name:	Renee Kuhl, Vice President

LENDERS:	MACKAY SHIELDS LLC, solely in its capacity as investment adviser or sub-advisor for the Lenders listed on Schedule C-1 attached hereto and not in its individual capacity

	By:	/s/ LUCILLE PROTAS
	Name:	Lucille Protas, President

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of  between  (“Assignor”) and  (“Assignee”).  Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.           In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Registered Loan[s] assigned hereunder, as reflected on Assignor’s books and records.

3.           The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

Exhibit A-1 - 1

4.           Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.  The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.           Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.           This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-1 - 2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]

as Assignee

By:
Name:
Title:

ACCEPTED THIS ____ DAY OF
_______________

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

Exhibit A-1 - 3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: Unifi, Inc. and Unifi Manufacturing, Inc.

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of May __, 2012 by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for the Lenders (“Agent”), and UNIFI, INC., a New York corporation and UNIFI MANUFACTURING, INC., a North Carolina corporation, as borrowers (the “Borrowers”).

3.           Date of Assignment Agreement:

4.           Amounts:

(i)           Assigned Amount of Revolver Commitment                                                                $

b.           Assigned Amount of Advances                                                                                     $

c.           Assigned Amount of Term Loan                                                                                     $

5.           Settlement Date:

6.           Purchase Price                                                                                                                                    $

7.           Notice and Payment Instructions, etc.

Assignee:                                                        Assignor:

Exhibit A-1 - 4

8.           Agreed and Accepted:

[ASSIGNOR] By: Title:	[ASSIGNEE] By: Title:

Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

Exhibit A-1 - 5

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To:          Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: Joshua James

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of May ___, 2012, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as the administrative agent for the Lenders (“Agent”), and UNIFI, INC., a New York corporation (“Parent”), and UNIFI MANUFACTURING, INC., a North Carolina corporation, as borrowers (collectively, “Borrowers”).  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies that:

1.           The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2.           Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3.           Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.           The representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5.           Parent and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

Exhibit C-1 - 1

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

UNIFI, INC., a New York corporation

By:
Name:
Title:

Exhibit C-1 - 2

SCHEDULE 1

Financial Information

Exhibit C-1 - 3

SCHEDULE 2

Default or Event of Default

Exhibit C-1 - 4

SCHEDULE 3

Representations and Warranties

Exhibit C-1 - 5

SCHEDULE 4

Financial Covenants

[to be completed by Parent]

Exhibit C-1 - 6

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Credit Agreement dated as of May ___, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among UNIFI, INC., a New York corporation (“Parent”), and UNIFI MANUFACTURING, INC., a North Carolina corporation, as borrowers (collectively, “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent for the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), and (b) that certain Guaranty and Security Agreement dated as of May ___, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Parent and certain Domestic Subsidiaries of Parent parties thereto as “Grantors”, and Agent.

All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto).  Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.  As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.

The undersigned, the ________ of Parent, hereby certify (in my capacity as __________ and not in my individual capacity) to Agent and each of the other Lenders as follows as of _______, 20__:

1.           Names.

(a)           The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a).  Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party.  Each Loan Party has qualified to do business in the states listed on Schedule 1(a).

(b)           Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c)           Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years.  Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

Exhibit P-1 - 1

2.           Chief Executive Offices.  The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.

3.           Real Property.

(a)           Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date, (iii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule.  Except as described on Schedule 3(a) attached hereto:  (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.

(b)           Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state).

4.           Extraordinary Transactions.  Except for those purchases, mergers, acquisitions, consolidations, and other transactions that have occurred at any time in the past five years described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5.           Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests.  Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made.  Attached hereto as Schedule 5(b) is a true and correct organizational chart of Parent and its Subsidiaries.

6.           Instruments and Chattel Paper.  Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of ______________, 20__ having an aggregate value or face amount in excess of $100,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

7.           Intellectual Property.

(a)           Schedule 7(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party.  Schedule 7(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents  owned by any Loan Party.  Schedule 7(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

Exhibit P-1 - 2

(b)           Schedule 7(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

(c)           Attached hereto as Schedule 7(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, United Patents, United States Copyrights and Intellectual Property Licenses set forth on Schedule 7(a) and Schedule 7(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

8.           Commercial Tort Claims.  Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $100,000 held by each Loan Party, including a brief description thereof.

9.           Deposit Accounts and Securities Accounts.  Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

10.           Letter-of-Credit Rights.  Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an aggregate value or face amount in excess of $100,000.

[The Remainder of this Page has been intentionally left blank]

Exhibit P-1 - 3

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ____ day of ________________, 20__.

UNIFI, INC.

By:
Name:
Title:

Exhibit P-1 - 4

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number1	Federal Taxpayer Identification Number	Jurisdiction of Formation

1           If none, so state.

Exhibit P-1 - 5

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Exhibit P-1 - 6

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Exhibit P-1 - 7

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Exhibit P-1 - 8

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Descrip-tion of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improve-ments Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Filing Office for Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[ ]	[YES/NO]

Exhibit P-1 - 9

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I. Landlord’s / Tenant’s Consent Required

1.  [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / TENANT’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest

1.  [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Exhibit P-1 - 10

[Schedule 3(b)

Bailees]

Exhibit P-1 - 11

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Exhibit P-1 - 12

Schedule 5(a)

(a)  Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Exhibit P-1 - 13

Schedule 5(b)

Organizational Chart

Exhibit P-1 - 14

Schedule 6

Instruments and Chattel Paper

1.           Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.           Chattel Paper:

Exhibit P-1 - 15

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Exhibit P-1 - 16

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Exhibit P-1 - 17

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Exhibit P-1 - 18

Schedule 7(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Exhibit P-1 - 19

Schedule 7(c)

Intellectual Property Filings

Exhibit P-1 - 20

Schedule 8

Commercial Tort Claims

Exhibit P-1 - 21

Schedule 9

Deposit Accounts and Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Exhibit P-1 - 22

Schedule 10

Letter of Credit Rights

Exhibit P-1 - 23

Schedule A-1

Agent’s Account

An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Parent and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 4124923723 and maintained by Agent with Wells Fargo Bank, N.A., San Francisco, CA, ABA #121-000-248, Ref: Unifi

Schedule A-1 - 1

Schedule A-2

Authorized Persons

Ronald L. Smith

Charles F. McCoy

William L. Jasper

R. Roger Berrier

Christopher A. Smosna

Schedule A-2 - 1

Schedule C-1

Commitment

[To be included with Company’s next periodic report filed with the Securities and Exchange Commission]

Schedule C-1 - 1

Schedule D-1

Designated Account; Designated Account Bank

Bank of America, N.A. account number 3750346312 during Transition Period.

Wells Fargo Bank, N.A. account to be established and designated by Agent after Transition Period.

Schedule D-1 - 1

Schedule E-1

Eligible Inventory and Equipment Locations

Locations:

Corporate Offices
7201 W Friendly Ave.
Greensboro, NC 27410

Yadkinville Main Campus
601 East Main Street
Yadkinville, NC 27055

Yadkinville T5 & POY
1032 Unifi Industrial Rd.
Yadkinville, NC 27055

(Topsider) Warehouse
108 Beroth Street
Yadkinville, NC 27055

Reidsville Plant 4
2920 Vance Street Extension
Reidsville, NC 27320

Madison Plant 3
805 Island Drive
Madison, NC 27025

Mayodan Plant 15
271 Cardwell Road
Mayodan, NC 27027

Decatur Street Warehouse
713 Decatur Street
Madison, NC 27022

Cooleemee Warehouse
314 South Main Street
Cooleemee, NC 27014

[schedule continues]

Schedule E-1 - 1

Bailees:

Location	Warehouseman’s or Processor’s Name and Address
(Finished Goods Inventory) Crowley Caribbean Logistics, LLC Centro Internacional de Comercio Rd 165, K.M 2.4, Bldg # 13 Guaynabo, Puerto Rico 00970	Crowley Logistics Carlos Rice, Vice President 9950 NW 17th Street Doral, FL 33172
(Finished Goods Inventory) Globecon Freight Systems, Inc. 18420 S. Broadwick Rancho Dominguez, CA 90220	Globecon Freight Systems, Inc. Ken Devine, President 18420 S. Broadwick Rancho Dominguez, CA 90220
(Finished Goods Inventory) Blackhawk Logistics, LLC 5801 North Rhett Ext. Hanahan, SC 29406	Blackhawk Logistics, LLC 900 Commerce Circle N. Charleston, SC 29410

Schedule E-1 - 2

Schedule E-2

Existing Letters of Credit

Number	Beneficiary	Issue Date	Expiration Date	Amount

3048412	Travelers Casualty and Surety Company of America	4/24/2002	4/26/2012	$ 600,000.00
3057334	Pennsylvania Manufacturers' Association Insurance Company	7/8/2003	7/8/2012	75,000.00
3063385	Travelers Indemnity Company	5/28/2004	5/31/2012	500,000.00
68022709	ACE American Insurance Company	1/16/2008	1/31/2013	1,000,000.00
68032459	Texican Horizon Energy Marketing LLC	12/24/2008	12/23/2012	520,000.00

				$ 2,695,000.00

Schedule E-2 - 1

Schedule F-1

Historical Fixed Charge Amounts

UNIFI, INC.
SCHEDULE F-1
HISTORICAL FIXED CHARGE AMOUNTS
(AMOUNTS IN THOUSANDS)

	June 2011	July 2011	August 2011	September 2011	October 2011	November 2011	December 2011	January 2012	February 2012	March 2012	April 2012	May 2012	TTM May 2012

Cash interest expense	446	446	446	446	446	446	446	446	446	446	446	446	5,352
PP&E term loan - scheduled principal payments	1,800	-	-	1,800	-	-	1,800	-	-	1,800	-	-	7,200
All other funded indebtedness principal payments (excluding revolver)	-	-	-	-	-	-	-	-	-	-	-	-	-

Fixed Charges	2,246	446	446	2,246	446	446	2,246	446	446	2,246	446	446	12,552

Schedule F-1 - 1

Schedule P-1

Permitted Investments

Current Legal Entities Owned	Record Owner	No. Shares/ Interest
Unifi Holding 1, BV (“UH1”)	Unifi, Inc.	40 shs/100% - Unifi, Inc.
Unifi do Brasil, Ltda.	Unifi, Inc./Unifi Manufacturing, Inc.	99.99% - Unifi, Inc. & .01% - UMI
Unifi Manufacturing, Inc. (“UMI”)	Unifi, Inc.	1000 shs/100% - Unifi, Inc.
Unifi Textured Polyester, LLC	Unifi Manufacturing, Inc.	100% - UMI
Unifi Kinston, LLC	Unifi Manufacturing, Inc.	100% - UMI
Unifi Sales & Distribution, Inc.	Unifi, Inc.	1000 shs/100%-Unifi, Inc.
Unimatrix Americas, LLC	Unifi Manufacturing, Inc.	100%-UMI
Spanco International, Inc. (“SII”)	Unifi Manufacturing, Inc.	2,346,474 shs/ 100% - UMI
Unifi Latin America, S.A.	Spanco International, Inc./Unifi Manufacturing, Inc.	83% - SII & 16% - UMI & 1% Directors
Unifi Equipment Leasing, LLC	Unifi Manufacturing, Inc.	100% - UMI
UnifiYarns Mexico, S de RL de CV	Unifi, Inc./ Unifi Manufacturing, Inc.	99.99% - Unifi, Inc. & .01% UMI
MiCell Technologies, Inc.	Unifi, Inc.	0.7% - Unifi, Inc.
Parkdale America, LLC	Unifi Manufacturing, Inc.	34% - UMI

Schedule P-1 - 1

Schedule P-2

Permitted Liens

Debtor	Secured/Other Party	File Date	File Type	File #
UNIFI, INC	DELL FINANCIAL SERVICES L.L.C.	12/5/2003	Original UCC Filing	200312055570586
UNIFI, INC		7/30/2008	Continuation	200807305856837
UNIFI, INC		10/6/2008	Amendment	200810066103360

UNIFI, INC	DELL FINANCIAL SERVICES L.L.C.	12/16/2003	Original UCC Filing	200312165597713
UNIFI, INC		7/31/2008	Continuation	200807315860042
UNIFI, INC		10/13/2008	Amendment	200810136124840

UNIFI MANUFACTURING, INC.	NORTH AMERICA COMMUNICATIONS RESOURCE, INC.	7/19/2011	Original UCC Filing	20110062688F

Schedule P-2 - 1

Schedule R-1

Real Property Collateral

Closing Date Real Property Collateral:

Corporate Offices
7201 W Friendly Ave.
Greensboro, NC 27410

Yadkinville T5 & POY
1032 Unifi Industrial Rd.
Yadkinville, NC 27055

Madison Plant 3
805 Island Drive
Madison, NC 27025

Other Real Property Collateral:

Yadkinville Main Campus
601 East Main Street
Yadkinville, NC 27055

(Topsider) Warehouse
108 Beroth Street
Yadkinville, NC 27055

Reidsville Plant 4
2920 Vance Street Extension
Reidsville, NC 27320

Decatur Street Warehouse
713 Decatur Street
Madison, NC 27022

Schedule R-1 - 1

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Loan Parties, net income of the Loan Parties on a Consolidated Basis after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the financial statements delivered for such period in accordance with Section 5.1 of the Agreement, excluding any and all of the following included in such net income, without duplication: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by any of the Loan Parties in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which any of the Loan Parties have an Equity Interest, unless (and only to the extent) such earnings shall actually have been received by any of the Loan Parties after the Closing Date in the form of cash distributions; (e) earnings of any Person who is not a Borrower to which assets of any of the Loan Parties shall have been sold, transferred or disposed of, or into which any of the Loan Parties shall have been merged, or which has been a party with any of the Loan Parties to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of any of the Loan Parties or from cancellation or forgiveness of Indebtedness; and (g) non-cash gain or loss arising from extraordinary items, as determined in accordance with GAAP.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a).

“Affected Lender” has the meaning specified therefore in Section 2.13(b).

Schedule 1.1 - 1

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Parent and the Lenders).

“Agent’s Liens” means the Liens granted by the Loan Parties to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date or any earlier date upon which the Obligations become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Parent to Agent.

“Bank Product” means any one or more of the following financial products or accommodations: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is maintained or is contributed to within the past six years by any Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430, 431 or 432 of the Code.

Schedule 1.1 - 2

“Biomass Business” means (a) the business of cultivating, growing and selling biomass crops, including feedstock for establishing biomass crops, that are intended to be used as a fuel or in the production of polymers, fuels or energy, (b) the business of providing value-added processes relating to the cultivation, harvest or use of biomass crops as a fuel or in the production of polymers, fuels or energy, and (c) such other business activities or opportunities that are the same, similar, ancillary or reasonably related to the foregoing.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of Georgia or New York, except that the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Call Premium” has the meaning specified therefor in Section 2.3(g) of this Agreement.

“Capital Expenditures” means, with respect to the Loan Parties for any period, the amount of all expenditures by the Loan Parties during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.3(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Subsidiaries).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Schedule 1.1 - 3

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change of Control” means that:

(a)           any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests; or

(c)           during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d)           Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(e)           the occurrence of any Change of Control as defined in the First Lien Loan Agreement.

“Claim” has the meaning specified therefor in Section 12(c) of this Agreement.

Schedule 1.1 - 4

“Closing Date” means the date of the making of the Term Loans under the Agreement.

“Closing Date Real Property Collateral” means each parcel of Real Property Collateral that is identified on Schedule R-1 to the Agreement as “Closing Date Real Property Collateral”.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Loan Party in favor of Agent or the Lenders under any of the Loan Documents.

“Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Basis” means on a consolidated basis for the Loan Parties without inclusion of any Subsidiary of Parent that is not a Loan Party.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of Parent by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors of Parent in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Court” has the meaning specified therefor in Section 12(f) of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Parent identified on Schedule D-1 to the Agreement (or such other Deposit Account of Parent located at Designated Account Bank that has been designated as such, in writing, by Parent to Agent).

Schedule 1.1 - 5

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Parent to Agent).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of Parent that is incorporated, formed or registered in the United States (or any state thereof) and whose principal place of business or headquarters is in the United States, other than any such Subsidiary that is directly controlled by a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period of the Loan Parties, on a Consolidated Basis, Adjusted Net Earnings from Operations, with the following adjustments, without duplication: plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, Interest Expense, Federal, state, local and foreign income taxes, depreciation, amortization and other non-cash charges (excluding the effect of non-cash income or loss from any Person (other than the Loan Parties) in which any of the Loan Parties have an Equity Interest, but including non-cash accruals from any such Person until they are paid as cash charges), and minus, non-cash income.  Unless otherwise specified herein, the applicable period of computation shall be for the 12 consecutive fiscal months ending as of the date of determination.

“Eligible Transferee” means (a) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000; or (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $500,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including, without limitation, insurance companies, investment or mutual funds and lease financing companies, and having total assets (together with its Affiliates and Related Funds) in excess of $100,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any of their predecessors in interest.

Schedule 1.1 - 6

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of any Loan Party under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Casualty/Condemnation Proceeds” means, (a) in the case of any casualty loss or condemnation with respect to any item of Eligible M&E (as defined in the Initial First Lien Loan Agreement) or improvement to any parcel of Eligible Real Property (as defined in the Initial First Lien Loan Agreement), the remainder (if any) of (i) the Net Cash Proceeds applicable to such item of Eligible M&E or improvement to any parcel of Eligible Real Property, minus (ii) in the case of (A) any item of Eligible M&E, 85% of the appraised net orderly liquidation value of such item, as reflected in the most recent appraisal received by Agent with respect thereto, and (B) any improvement to any parcel of Eligible Real Property, 50% of the appraised fair market value of such improvement, as reflected in the most recent appraisal received by Agent with respect thereto, and (b) in the case of any casualty loss or condemnation with respect to any other item of Equipment or improvement to any other parcel of Real Property, the Net Cash Proceeds applicable thereto.

Schedule 1.1 - 7

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiaries” means Unifi Kinston, Unimatrix Americas and Unifi Textured Polyester.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Existing Agent” means Bank of America, N.A., as agent under the Existing Credit Facility.

“Existing Credit Facility” means Borrowers’ existing senior credit facility with the Existing Agent and the lenders party thereto.

“Existing Notes Facility” means Borrowers’ existing senior secured notes facility, as evidenced by the Indenture.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or legal claim (including any cause of action or claim pursued through arbitration or mediation), and (b) if an Event of Default has occurred and is continuing, any payments received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.3(e)(i), (ii) or (iii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim legal claim (including any cause of action or claim pursued through arbitration or mediation), (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of the Loan Parties, and (iii) any purchase price adjustment received in connection with any purchase agreement.

Schedule 1.1 - 8

“Fee Letter” means that certain fee letter, dated May 24, 2012, between Parent and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Loan Agreement” means the Initial First Lien Loan Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Loan Documents” means, collectively, the First Lien Loan Agreement, the “Loan Documents” as defined therein and all other material agreements, instruments and documents executed or delivered in connection therewith.

“First Lien Loan Indebtedness” means Indebtedness incurred by Borrowers in accordance with the terms of the First Lien Loan Agreement.

“Fixed Charges” means, with respect to any fiscal period of the Loan Parties on a Consolidated Basis, without duplication, the sum of (a) cash Interest Expense plus (b) scheduled principal payments on the Term Loan plus (c) all principal payments (whether scheduled or not) on other Funded Indebtedness (excluding, however, principal payments on the Revolving Loans), as determined in accordance with GAAP; provided, that, notwithstanding the foregoing, the amount of Fixed Charges for  each fiscal month ending on or prior to May 27, 2012 shall mean the amount set forth for such fiscal month on Schedule F-1 to the Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of the Loan Parties, the ratio of (a) EBITDA, minus Capital Expenditures made by the Loan Parties, plus, to the extent not included in the calculation of Adjusted Net Earnings from Operations, cash payments received after the Closing Date from Persons in which any of the Loan Parties have an Equity Interest, minus cash payments made by any of the Loan Parties to Persons in which any of the Loan Parties have an Equity Interest, minus Restricted Payments made by any of the Loan Parties, minus Restricted Investments, minus cash taxes paid, to (b) Fixed Charges, in each case as calculated on a Consolidated Basis.  Unless otherwise specified herein, the applicable period of computation shall be for the 12 consecutive fiscal months ending as of the date of determination.

“Flow of Funds Agreement” means a flow of funds agreement or disbursement letter, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent, Agent and First Lien Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary of Parent other than a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of any Loan Party, determined on a Consolidated Basis in accordance with GAAP, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of any Loan Party to a date more than one year from such date, including, in any event, but without duplication, with respect to the Loan Parties, the Term Loan, the First Lien Loan Indebtedness (including “Revolver Usage” as defined therein), and the amount of their Capitalized Lease Obligations.

Schedule 1.1 - 9

“Funding Date” means the date on which the Loan is funded.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent with the Loan Parties’ most recent audited financial statements delivered to Agent prior to the Closing Date.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means each Domestic Subsidiary of Parent (a) as of the Closing Date, other than any Excluded Subsidiary, or (b) that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent and the Lenders, executed and delivered by each Loan Party to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

Schedule 1.1 - 10

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Indenture” means the Indenture dated as of May 26, 2006, among Parent, certain of its Subsidiaries party thereto as guarantors, and the Indenture Trustee, with respect to Parent’s 11.5% senior secured notes due 2014, as amended, modified and supplemented prior to the Closing Date.

“Indenture Trustee” means U.S. Bank, National Association, as trustee under the Indenture.

“Initial First Lien Loan Agreement” shall have the meaning set forth in the recitals.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means, in connection with any Permitted Intercompany Advances made by any Subsidiary of Parent that is not a Loan Party to a Loan Party, an intercompany subordination agreement executed and delivered by such Subsidiary, such Loan Party and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith between Agent and Wells Fargo, as amended in accordance with the terms thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Loan Parties for such period, determined on a Consolidated Basis in accordance with GAAP.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

Schedule 1.1 - 11

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning specified therefor in the preamble to the Agreement, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise) or with respect to the consummation and administration of the transactions contemplated hereby, together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation, (g) Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with the Loan Parties, (h) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Loan Parties or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral and (j) expenses incurred by the Lenders that Lenders, in their sole discretion, deem necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations; provided, however, if the Lenders desire to incur such expense in relation to any Collateral which is secured by a prior Lien securing the First Lien Indebtedness, such expense shall only be deemed a Lender Group Expense if incurred with the prior written consent of the First Lien Agent.

Schedule 1.1 - 12

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates and Related Funds, officers, directors, employees, attorneys, and agents.

“LIBOR Rate” means, for any one-month period, the greater of (i) the rate per annum rate appearing on Macro*World’s (www.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) on the first day of such 1-month period, for a 1-month loan term, in the amount of the Term Loan, which determination shall be made by Agent and shall be conclusive in the absence of manifest error and (ii) one hundred and twenty-five basis points (1.25%) per annum.

“LIBOR Rate Loan” means each portion of a Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Term Loan Margin” means seven hundred and fifty basis points (7.50%) per annum.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Term Loan made hereunder.

“Loan Account” has the meaning specified therefor in Section 2.8 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or Guarantor, and “Loan Parties” means, collectively, all Borrowers and Guarantors.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

Schedule 1.1 - 13

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral as a result of an action or failure to act on the part of any Loan Party.

“Maturity Date” means May 24, 2017.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” means, in the case of any parcel of Real Property Collateral, a mortgagee title insurance policy (or marked commitment to issue the same) issued by Fidelity National Title Insurance Company or another title insurance company reasonably acceptable to Agent, in each case in form and substance reasonably satisfactory to Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the Loan Parties in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(f)           with respect to any sale or disposition by any Loan Party of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by any Loan Party in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by any Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.3(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve;

(g)           with respect to the receipt by Unifi Manufacturing of distributions from the Parkdale JV, the aggregate amount of cash received (directly or indirectly) by or on behalf of Unifi Manufacturing in connection with such distribution; and

Schedule 1.1 - 14

(h)           with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance by any Loan Party of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of any Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by any Loan Party in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by any Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction..

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Obligations” means all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums (including, without limitation, premiums due under Section 2.3(g)), liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents.  For the avoidance of doubt, Obligations shall not include any obligations arising with respect to any Bank Products unless such Bank Products are being provided by the Agent or any Lender.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Term Loan, (ii) interest accrued on the Term Loan, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Parkdale JV” means Parkdale America, LLC, a North Carolina limited liability company.

“Parkdale JV Interests Collateral” means the Equity Interests of the Parkdale JV that are owned by Unifi Manufacturing.

Schedule 1.1 - 15

“Parkdale JV Tax Distribution” means any distribution by Parkdale JV to Unifi Manufacturing, in the amount equal to the taxable income of Parkdale JV (in respect of Unifi Manufacturing’s ownership of Equity Interests in Parkdale JV) for the applicable period multiplied by the combined federal and state tax rate as determined by Parkdale JV, but only to the extent, that the amounts so distributed are, at the time of receipt of such amounts, actually paid or payable to Unifi Manufacturing and are properly attributable to Unifi Manufacturing’s ownership of Equity Interests in Parkdale JV.

“Parkdale Proceeds Deposit” has the meaning specified therefore in Section 5.15(b).

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1.

“Permitted Acquisition” means any Acquisition so long as:

(i)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, and the proposed Acquisition is consensual,

(j)           no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party as a result of such Acquisition, other than Indebtedness permitted under clauses (a), (f) or (g) of the definition of Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party as a result or such Acquisition other than Permitted Liens,

(k)           such Acquisition complies with the requirements set forth in the definition of Restricted Investment, and

(l)           the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable.

“Permitted Dispositions” means:

(m)           provided no Event of Default exists or would result therefrom, sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and sales, leases or subleases of Real Property not used or useful in the conduct of the business of the Loan Parties,

(n)           sales of Inventory to buyers in the ordinary course of business,

(o)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(p)           the licensing, on a non-exclusive basis (or on an exclusive basis, if such relates solely to an immaterial portion of the Loan Parties’ assets), of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

Schedule 1.1 - 16

(q)           the granting of Permitted Liens,

(r)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(s)           any involuntary loss, damage or destruction of property,

(t)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(u)           the leasing or subleasing of assets of any Loan Party in the ordinary course of business,

(v)           the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(w)           (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(x)           the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(y)           the making of Permitted Investments,

(z)           so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Borrower to another Borrower, or (ii) from any Guarantor to another Guarantor or a Borrower,

(aa)           the sale or other disposition of 100% of the Equity Interests of any Excluded Subsidiary, and

(bb)           provided no Event of Default exists or would result therefrom, sales or dispositions of assets (other than Accounts, Inventory, and Equity Interests of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (o) above so long as the aggregate fair market value of all assets disposed of under this clause (p) (including the proposed disposition, but excluding any disposition with respect to which Borrowers have prepaid the Obligations in accordance with the requirements of Section 2.3(e) of the Agreement) during any fiscal year would not exceed $500,000.

“Permitted First Lien Agent Liens” means Liens granted by the Loan Parties in favor of the First Lien Agent in the Collateral as security for the First Lien Loan Indebtedness, provided that such Liens shall at all times be subject to the terms of the Intercreditor Agreement, shall not secure any Indebtedness or obligations other than the First Lien Loan Indebtedness, and shall, with respect to the Parkdale JV Interests Collateral only, be junior to the Liens securing the Obligations hereunder.

Schedule 1.1 - 17

“Permitted First Lien Prepayments” means (a) mandatory prepayments of the First Lien Loan Indebtedness made in accordance with the terms of the First Lien Loan Agreement and the Intercreditor Agreement; (b) voluntary prepayments of revolving Loans under the First Lien Loan Indebtedness; and (c) voluntary prepayments of term loans under the First Lien Loan Indebtedness so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from such voluntary prepayment and (ii) on or prior to the date of each such voluntary prepayment, Borrowers shall have delivered to Agent an officer’s certificate from an Authorized Person as to the satisfaction of all conditions set forth above.

“Permitted Indebtedness” means:

(cc)           Indebtedness and Obligations evidenced by the Agreement or the other Loan Documents,

(dd)           Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(ee)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(ff)            endorsement of instruments or other payment items for deposit,

(gg)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party, to the extent that the Loan Party that is obligated under such guaranty could have incurred such underlying Indebtedness,

(hh)           unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and the Lenders,

(ii)            Acquired Indebtedness in an amount not to exceed $1,000,000 outstanding at any one time,

(jj)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(kk)          Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(ll)           the incurrence by the Loan Parties of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Loan Parties’ operations and not for speculative purposes,

Schedule 1.1 - 18

(mm)           Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services,

(nn)           unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(oo)           unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(pp)           contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(qq)           Indebtedness composing Permitted Investments,

(rr)             unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(ss)           unsecured Indebtedness of Parent or the applicable Loan Party in respect of Earn-Outs owing to sellers of assets or Equity Interests to Parent or another Loan Party that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,

(tt)            accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(uu)          unsecured subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $5,000,000 so long as (i) such unsecured Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent, and (ii) such unsecured Indebtedness is otherwise on terms and conditions reasonably acceptable to Agent,

(vv)          the First Lien Loan Indebtedness, not to exceed a maximum principal amount of $215,000,000 (excluding obligations owing with respect to Bank Products), and

(ww)         any other unsecured Indebtedness incurred by the Loan Parties in an aggregate outstanding amount not to exceed $10,000,000  at any one time.

Schedule 1.1 - 19

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party so long as such loan complies with the requirements set forth in the definition of Restricted Investment.

“Permitted Investments” means:

(xx)           Investments in cash and Cash Equivalents,

(yy)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(zz)           advances made in connection with purchases of goods or services in the ordinary course of business,

(aaa)         Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business or owing to any Loan Party as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party,

(bbb)        Investments owned by any Loan Party on the Closing Date and set forth on Schedule P-1 to the Agreement,

(ccc)         guarantees permitted under the definition of Permitted Indebtedness,

(ddd)        Permitted Intercompany Advances,

(eee)         Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(fff)           deposits of cash made in the ordinary course of business to secure performance of operating leases,

(ggg)         (i) non-cash loans and advances to employees, officers, and directors of Parent for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(hhh)        Permitted Acquisitions,

(iii)           Investments (i) in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party, or (ii) in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any Subsidiary of Parent that is not a Loan Party (or in any joint venture that is not a Subsidiary of Parent) so long as such capital contribution or acquisition complies with the requirements set forth in the definition of Restricted Investment,

(jjj)           Investments resulting from entering into (i) Bank Product agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

Schedule 1.1 - 20

(kkk)        equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(lll)           Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition, and

(mmm)     so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $10,000,000 during the term of the Agreement; provided, however, upon repayment in full of the term loan under the First Lien Loan Documents, prior use of this clause (p) shall be disregarded for purposes of compliance herewith if, and each time, “Revolver Usage” (as defined under the First Lien Loan Agreement) is reduced to zero for a period of 30 consecutive days.

“Permitted Liens” means

(nnn)       Liens granted to, or for the benefit of, Agent to secure the Obligations,

(ooo)       Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(ppp)       judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(qqq)       Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(rrr)          the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(sss)        purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(ttt)          Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(uuu)       Liens on amounts deposited to secure the Loan Parties’ obligations in connection with worker’s compensation or other unemployment insurance,

(vvv)       Liens on amounts deposited to secure the Loan Parties’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

Schedule 1.1 - 21

(www)     Liens on amounts deposited to secure the Loan Parties’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(xxx)         with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(yyy)       non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(zzz)         Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(aaaa)      rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(bbbb)     Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(cccc)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(dddd)      Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(eeee)        Liens assumed by any Loan Party in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(ffff)           Permitted First Lien Agent Liens, and

(gggg)       other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Loan Parties’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Loan Party in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $45,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

Schedule 1.1 - 22

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Projections” means the Loan Parties’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the Loan Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(hhhh)       with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

(iiii)           with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, Pro Rata Share under this clause shall be determined as if the Term Loan Exposures had not been repaid and shall be based upon the Term Loan Exposures as they existed immediately prior to their repayment.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 to the Agreement and any Real Property hereafter acquired by any Loan Party.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(jjjj)           such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(kkkk)       such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1 - 23

(llll)           if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(mmmm)   the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Regulatory Change” means, with respect to any Lender, any change effective after the Closing Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks or entities in the business of lending or holding loans, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

Schedule 1.1 - 24

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders; provided, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Restricted Investment” means any Investment consisting of an Acquisition by a Loan Party or a loan, capital contribution or acquisition of Equity Interests made by any Loan Party to or in any Subsidiary of Parent that is not a Loan Party (or in any joint venture that is not a Subsidiary of Parent), in each case so long as (a) no Default or Event of Default shall have occurred and be continuing or would result from such Investment, (b) such Investment is permitted as a “Restricted Investment” under the terms of the Initial First Lien Loan Agreement, and (c) on or prior to the date of each such Investment, Borrowers shall have delivered to Agent an officer’s certificate from an Authorized Person as to the satisfaction of all conditions set forth above.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding, and (d) make, or cause or suffer to permit any of Parent’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Loans” has the meaning specified therefor in the First Lien Loan Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Schedule 1.1 - 25

“Subordinated Indebtedness” means any unsecured Indebtedness of any Loan Party incurred from time to time that is subordinated in right of payment to the Obligations and that (a) is only guaranteed by the Guarantors, (b) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement, and (d) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan” has the meaning specified therefor in Section 2.1 of the Agreement.

“Term Loan Amount” means $30,000,000.

“Term Loan Commitment” means, with respect to each Lender, such Dollar amounts as are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

Schedule 1.1 - 26

“Transition Period” has the meaning specified therefor in Schedule 5.15 of this Agreement.

“Unifi Equipment Leasing” means Unifi Equipment Leasing, LLC, a North Carolina limited liability company.

“Unifi Kinston” means Unifi Kinston LLC, a North Carolina limited liability company.

“Unifi Manufacturing” means Unifi Manufacturing, Inc., a North Carolina corporation.

“Unifi Textured Polyester” means Unifi Textured Polyester, LLC, a North Carolina limited liability company.

“Unimatrix Americas” means Unimatrix Americas, LLC, a North Carolina limited liability company.

“United States” means the United States of America (and any state thereof, including the District of Columbia), and all of its territories, possessions and protectorates.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

Schedule 1.1 - 27

Schedule 3.1

The obligation of each Lender to make its extension of credit provided for in the Agreement is subject to the fulfillment in all respects, to the satisfaction of each Lender (the making of such extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           the Closing Date shall occur on or before May 31, 2012;

(b)           Agent shall have received confirmation from the filing service which is used that appropriate financing statements have been submitted for filing by such filing service in the jurisdiction of organization of each Loan Party;

(c)           Agent shall have received each of the following documents, duly executed and delivered, and each such document shall be in full force and effect:

(i)           a letter from the Existing Agent to the First Lien Agent respecting the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of Parent and its Subsidiaries (the “BofA Payoff Letter”),

(ii)           the Fee Letter,

(iii)           the Flow of Funds Agreement (with the amounts specified in the BofA Payoff Letter, the Indenture Payoff Statement (as defined below) and the Fee Letters completed, but subject to final confirmation of the amounts specified in the BofA Payoff Letter and the Indenture Payoff Statement as of the Closing Date and to completion of the Lender Group Expenses as of the Closing Date),

(iv)           the Guaranty and Security Agreement, together with the Patent Security Agreement and the Trademark Security Agreement, and

(v)           the Mortgages with respect to the Closing Date Real Property Collateral,

(vi)           a certificate of the Secretary of Parent certifying each First Lien Loan Document attached thereto as being a true, correct, and complete copy thereof (subject to the completion of any information left blank or bracketed, correction of any clerical, typographical and other errors, and addressing other items that are not material, taken as a whole),

(vii)           a certificate of the Secretary of Parent certifying as to Parent’s compliance with clause (e) below and certifying each of the Redemption Documents and the Indenture Payoff Statement attached thereto as being a true, correct, and complete copy thereof,

(viii)           the Intercreditor Agreement,

(ix)           a solvency certificate, certifying as to the solvency of each Loan Party after giving effect to the transactions contemplated by the Agreement; and

(x)           the Limited Consent to Permit Encumbrance of Membership Interest for Collateral Security Purposes relating to the pledge of the Parkdale JV Interests Collateral;

Schedule 3.1 - 1

(d)           Agent shall have received each of the following documents, duly executed and delivered, and each such document shall be in full force and effect:

(i)           the opinion letter of the Loan Parties’ counsel,

(ii)           a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party, and

(iii)           copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;

(e)           Parent shall have delivered (i) to the Indenture Trustee (and noteholders, as applicable) all notices, instructions, opinions (which shall expressly provide that Agent and the Lenders are entitled to rely thereon) and other items required or appropriate under the Indenture for the redemption in full on the Closing Date of the notes evidencing the Existing Notes Facility (collectively, the “Redemption Documents”), and (ii) to Agent a written confirmation as to the amounts necessary to repay in full on the Closing Date all of the obligations of Borrowers owing under the Existing Notes Facility and cause the Indenture Trustee or other appropriate party under the Existing Notes Facility to release all of the Liens existing in connection therewith in and to the assets of the Loan Parties and their Subsidiaries (the “Indenture Payoff Statement”);

(f)           Agent shall have received a Mortgage Policy for each parcel of Closing Date Real Property Collateral;

(g)           Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h)           Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i)           Agent shall have received a certificate of insurance, together with the endorsements thereto, in the same form as received by the First Lien Agent;

(j)           Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(k)           simultaneous with the closing of the Loans, Borrowers shall have received the proceeds of the First Lien Loan Indebtedness in accordance with the terms of the First Lien Loan Agreement; and

(l)           Parent and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by the Loan Parties of the Loan Documents or with the consummation of the transactions contemplated thereby (other than the filing of financing statements, Mortgages and other documents contemplated elsewhere in this Schedule 3.1).

Schedule 3.1 - 2

Schedule 4.1(b)

Capitalization of Subsidiaries

Current Legal Entities Owned	Record Owner	No. Shares/ Interest
Unifi Holding 1, BV (“UH1”)	Unifi, Inc.	40 shs/100% - Unifi, Inc.
Unifi Holding 2, BV (“UH2”)	Unifi Holding 2, BV	40 shs/100% - UH1
Unifi Holding 3, BV (“UH3”)	Unifi Holding 2, BV	40 shs/100% - UH2
Unifi Central America Holding, SRL(formerly Unifi Asia Holding, SRL) (“UCAH”)	Unifi Holding 2, BV	100% - UH2
Unifi Textiles Holding, SRL (“UTH”)	Unifi Holding 2, BV	100% - UH2
Unifi do Brasil, Ltda.	Unifi, Inc./Unifi Manufacturing, Inc.	99.99% - Unifi, Inc. & .01% - UMI
Unifi Manufacturing, Inc. (“UMI”)	Unifi, Inc.	1000 shs/100% - Unifi, Inc.
Unifi Textured Polyester, LLC	Unifi Manufacturing, Inc.	100% - UMI
Unifi Kinston, LLC	Unifi Manufacturing, Inc.	100% - UMI
Unifi Sales & Distribution, Inc.	Unifi, Inc.	1000 shs/100%-Unifi, Inc.
Unimatrix Americas, LLC	Unifi Manufacturing, Inc.	100%-UMI
Spanco International, Inc. (“SII”)	Unifi Manufacturing, Inc.	2,346,474 shs/ 100% - UMI
Unifi Latin America, S.A.	Spanco International, Inc./Unifi Manufacturing, Inc.	83% - SII & 16% - UMI & 1% Directors
Unifi Equipment Leasing, LLC	Unifi Manufacturing, Inc.	100% - UMI
Unifi Textiles (Suzhou) Co. Ltd.	Unifi Textiles Holding, srl	100% - UTH
Unifi Central America, Ltda. de CV	Unifi Central America Holding, srl	99.99%-UCAH & .01%-UH2
UnifiYarns Mexico, S de RL de CV	Unifi, Inc./ Unifi Manufacturing, Inc.	99.99% - Unifi, Inc. & .01% UMI
Repreve Renewables, LLC	Unifi Holding 3, BV/Links Partners Ltd.	60%-UH3 & 40% Links Partners Ltd.
U.N.F. AMERICA, LLC	Unifi Holding 2, BV/Nilit	50% - UH2 & 50% Nilit
U.N.F. Industries, Ltd.	Unifi Holding 2, BV/Nilit	50%-UH2 & 50% Nilit

Schedule 4.1(b) - 1

Schedule 4.1(c)

Subscriptions, Options, Warrants and Calls of Certain Subsidiaries

None.

Schedule 4.1(c) - 1

Schedule 4.11

Environmental Matters

Kentec Facility near the Kinston, NC plant has been operating under a groundwater Corrective Action Plan with the North Carolina Department of Environment and Natural Resources.  Title to this property is held by Unifi Kinston.

The following Phase I Environmental Site Assessments and the finding therein are incorporated herein:
•	Phase I Environmental Site Assessment, Unifi, Inc. Topsider Facility, 108 Beroth Street, Yadkinville, Yadkin County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Old Highway 421 East, 601 East Main Street, Yadkinville, Yadkin County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Unifi, Inc. – Plant 3, 805 Island Drive and 465 Turner Road, Madison, Rockingham County, North Carolina, by ECS Carolina, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Unifi, Inc. Manufacturing Facility, 1032 Unifi Industrial Road, Yadkinville, Yadkin County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Unifi, Inc. – Plant 4, 2920 Vance Street Extension, Reidsville, Rockingham County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Unifi, Inc. – Decatur Street Warehouse, 713 West Decatur Street, Madison, Rockingham County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

•	Phase I Environmental Site Assessment, Unifi Inc. Corporate Offices, 7201 West Friendly Avenue, Greensboro, Guilford County, North Carolina, by ECS Carolinas, LLP, dated April 4, 2012.

Schedule 4.11 - 1

Schedule 4.14

Indebtedness

Description	Principal Amount

Sale-Leaseback Arrangement	$ 35,826

Letters of Credit on Schedule E-2	$ 2,695,000.00

Hedge Agreements, as of April 30, 2012:
- $25,000,000 Notional Amount	$ 296,536.00
- $10,000,000 Notional Amount	$ 48,759.00

Schedule 4.14 - 1

Schedule 4.20

Excluded Subsidiaries

Kentec Facility near the Kinston, NC plant has been operating under a groundwater Corrective Action Plan with the North Carolina Department of Environment and Natural Resources.  Title to this property is held by Unifi Kinston.

Schedule 4.20 - 1

Schedule 4.24

Location of Equipment and Inventory

Locations:

Corporate Offices
7201 W Friendly Ave.
Greensboro, NC 27410

Yadkinville Main Campus
601 East Main Street
Yadkinville, NC 27055

Yadkinville T5 & POY
1032 Unifi Industrial Rd.
Yadkinville, NC 27055

(Topsider) Warehouse
108 Beroth Street
Yadkinville, NC 27055

Reidsville Plant 4
2920 Vance Street Extension
Reidsville, NC 27320

Madison Plant 3
805 Island Drive
Madison, NC 27025

Mayodan Plant 15
271 Cardwell Road
Mayodan, NC 27027

Decatur Street Warehouse
713 Decatur Street
Madison, NC 27022

Cooleemee Warehouse
314 South Main Street
Cooleemee, NC 27014

[schedule continues]

Schedule 4.24 - 1

Bailees:

Location	Warehouseman’s or Processor’s Name and Address
(Finished Goods Inventory) Crowley Caribbean Logistics, LLC Centro Internacional de Comercio Rd 165, K.M 2.4, Bldg # 13 Guaynabo, Puerto Rico 00970	Crowley Logistics Carlos Rice, Vice President 9950 NW 17th Street Doral, FL 33172
(Finished Goods Inventory) Globecon Freight Systems, Inc. 18420 S. Broadwick Rancho Dominguez, CA 90220	Globecon Freight Systems, Inc. Ken Devine, President 18420 S. Broadwick Rancho Dominguez, CA 90220
(Finished Goods Inventory) Blackhawk Logistics, LLC 5801 North Rhett Ext. Hanahan, SC 29406	Blackhawk Logistics, LLC 900 Commerce Circle N. Charleston, SC 29410

Schedule 4.24 - 2

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent’s fiscal years,
(a)           an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Subsidiaries’ operations during such period and compared to the  plan, and
(b)           if requested by Agent, a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Fixed Charge Coverage Ratio (regardless of whether the Fixed Charge Coverage Ratio is then required to be tested under Section 7 of the Agreement).

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,
(c)           consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),
(d)           a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Fixed Charge Coverage Ratio (regardless of whether the Fixed Charge Coverage Ratio is then required to be tested under Section 7 of the Agreement).

as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years,
(e)           if requested by Agent, copies of the Loan Parties’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of the Loan Parties during the period covered thereby.

if and when filed by Parent,
(f)           Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(g)           any other filings made by Parent with the SEC, and

(h)           any other information that is provided by Parent to its shareholders generally.

Schedule 5.1 - 1

promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,
(j)           notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(k) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Information required to be delivered pursuant to clauses (a) (as to fiscal quarters only), (b) (f), (g) and (h) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted on Parent’s website on the internet (currently http://www.unifi.com) or by Agent on SyndTrak or a similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that Parent shall deliver paper copies of such information to Agent or any Lender that reasonably requests such delivery; and provided further that such information shall only be deemed to have been delivered when posted on any such website upon notification by Parent to Agent of such posting (which notification, notwithstanding the terms of Section 11 of the Agreement, may be given by electronic mail without requirement of Parent’s receipt of an acknowledgment from Agent as to delivery).

Schedule 5.1 - 2

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Upon request by Agent
Copies of any and all reporting provided under the First Lien Loan Agreement and such other reports as to the Collateral or financial condition of the Borrowers and their Subsidiaries as Agent may reasonably request from time to time.

Schedule 5.2 - 1